EXHIBIT 99.1

     CB&I Revises Second Quarter and Full-Year 2004 Expectations

    THE WOODLANDS, Texas--(BUSINESS WIRE)--June 4, 2004--CB&I (NYSE:CBI) announced today that as a result of potentially unrecoverable costs on two projects the Company is revising its earnings expectations for the second quarter and full-year 2004.
    For these two projects, one of which is in Saudi Arabia and the other in North America, the Company has increased its estimate in the second quarter of all costs expected to be incurred to complete the projects. In accordance with generally accepted accounting principles, the revised estimate of costs expected to be incurred to complete the projects will be recorded as a charge to earnings in the second quarter. CB&I will pursue all avenues of recovery to recoup these costs, but we cannot be certain of the total recovery of such costs.
    The project in Saudi Arabia is a complex job in a difficult environment, which has recently reached an unanticipated level of uncertainty and instability. Recent events in Saudi Arabia have caused us to be less confident of full recovery of that project's expected costs. On the North American project, a major contractor for CB&I filed for bankruptcy and liquidation, and CB&I is completing this job with our own forces, on an expedited basis, in order to ensure that this significant client's requirements are met.
    CB&I is therefore revising its second quarter earnings expectations to a range of $0.07 to $0.10 per diluted share from the prior range of $0.36 to $0.39 per diluted share. Full-year 2004 earnings expectations have also been reduced to a range of $1.27 to $1.32 per diluted share from the prior range of $1.57 to $1.62 per diluted share.
    "After several years of consecutive quarters with results that have met or exceeded expectations, it is certainly disappointing to have to make this announcement, but we remain committed to full and prompt disclosure of all material events which could impact the company," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "We are taking every recourse available to recover our costs while making certain that our clients' requirements are fully met. To add some perspective here, CB&I has completed over two thousand successful projects in the last several years, our end markets continue to gain strength, our new business outlook is better than it has ever been, and our confidence in our control systems, our team and our execution model remains very high. Although events could happen that would improve the outlook for the year, we are taking what we believe to be a prudent and conservative approach in this situation."
    CB&I will host a brief conference call for investors at 9 a.m. Central time (10 a.m. EDT) on Monday, June 7, 2004, to answer questions specifically related to this news release. The call will be broadcast live over the Internet. To access the webcast, go to www.shareholder.com/cbi/medialist.cfm and select the conference call link. Please log on to this Web site at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. You may also access the webcast from the CB&I Web site (www.CBIepc.com) by selecting "Event Calendar" under the "Investor Relations" section on the home page.
    If you are unable to participate in the live call, the webcast of the conference call will be available at the Web sites listed above following the event. In addition, you may access a replay of the conference call by telephone at 1-800-642-1687 (from within the U.S.) or 1-706-645-9291 (from outside the U.S.), passcode 7931623. Both the archived webcast and telephone replay will be available until close of business June 14, 2004.
    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs of or delivery schedule for components and materials; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; political and economic conditions including, but not limited to, war or conflict or civil unrest in countries in which we operate; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2003. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
    CB&I is one of the world's leading EPC companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the earth's natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBIepc.com.

    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 832-513-1111
             or
             Analysts: Marty Spake, 832-513-1245